EXHIBIT 99.1


     Express Scripts Reports Strong Third Quarter Earnings;  Membership Grows to
                  41.5 Million and $135 Million of Debt Repaid

     ST. LOUIS, October 16, 2000--Express Scripts, Inc. (NASD: ESRX) announced third quarter net income of $23.9 million, or 61 cents per diluted share. These results include one-time items (extraordinary loss and non-recurring gain), which mostly offset each other and are more fully described below. This compares to net income of $17.0 million, or 43 cents per diluted share for the same period last year, which includes a $0.6 million after-tax, or two cents per diluted share, extraordinary loss on the early retirement of debt. Excluding one-time items from both periods, diluted earnings per share for the third quarter of 2000 would have been 61 cents, a 36 percent increase over the diluted earnings per share of 45 cents for the same quarter last year.

     Express Scripts generated $59.1 million of cash flow from operations in the third quarter, compared to $36.2 million for the same quarter last year. For the first nine months of 2000, Express Scripts generated $157.2 million in cash flow from operations, compared with $88.6 million in cash for the same period in 1999.

     The company repaid $135 million of debt during the quarter including the prepayment of $100 million of Term A loans under its bank credit facility. For the first nine months of 2000, the company has repaid $210 million in debt, including the repurchase of $10 million of the company's Senior Notes in the open market. As a result of the company's strong cash flow and capital management, debt to total capital has declined to 39 percent as of September 30, 2000.

     Express Scripts serves approximately 41.5 million members as of October 1, 2000, including the recently announced contract with the State of Georgia, which added the first tier of 0.9 million Medicaid members on October 1st. Additional members representing State of Georgia and state university employees will be added on January 1, 2001. The company's membership at October 1st has grown 8 percent over the 38.5 million members at January 1, 2000, and 11 percent over the 37.5 million members at October 1, 1999. These membership numbers exclude members served under the United HealthCare (UHC) contract, which expired in May 2000. Express Scripts will continue to serve approximately 500,000 UHC members through the end of the year.


     "We have substantially completed the transition of the UHC contract and continue to deliver strong earnings and cash flow growth," stated Barrett Toan, president and chief executive officer. "Our strong membership gains in recent quarters have allowed us to replace a significant portion of the UHC lives. We continue to see a very strong pipeline of new business potential due to the growing need for our services, recognition of the value we provide, and a well-integrated sales effort. We believe our membership will grow 5 percent to 10 percent per year. The successful execution of our strategic business plan is evident from the membership and earnings growth, and the significant generation of cash."

     Based upon growth in new members, continued success in cross-selling additional services to existing members, and productivity and capital structure improvements, the company believes it can achieve earnings growth of 25 percent to 30 percent for 2001.

Membership and Claims Growth

     "With the State of Georgia we're pleased to be breaking new ground by applying advanced PBM management tools to a Medicaid program," stated Toan. "Medicaid programs have not frequently used pharmacy benefit managers, but as pharmaceutical costs continue to rise, we think more state Medicaid programs may outsource their PBM function."

     In addition to the strong membership growth, an additional 1.5 million Express Scripts members began utilizing expanded services, contributing to the growth in mail pharmacy utilization and network claims. Since the Diversified Pharmaceutical Services (DPS) acquisition, the company has cross-sold additional services to over eight million members.

     Mail pharmacy prescriptions filled increased to 3.9 million during the third quarter of 2000, a 37 percent increase compared with the third quarter of 1999. "We have enjoyed outstanding growth in our mail pharmacy business. We believe that Express Scripts is now one of the largest mail pharmacy vendors in the U.S., providing members with a convenient, safe, economical option," Toan added. "We continue to maintain high levels of customer service, while we benefit from leveraging our operating costs over the growth in mail volume."

     Network pharmacy claims processed, excluding UHC, increased to 57.9 million during the third quarter of 2000, a 4 percent increase over the same period one year ago.

Strong Operating Results

     In the third quarter of 2000, revenues were $1.7 billion, a 60 percent increase over $1.1 billion in the same period of 1999. The year-to-year increase is due primarily to the conversion of historical Express Scripts and DPS clients to the company's retail pharmacy networks, higher utilization and drug costs, and increased membership. Gross profit increased 7 percent to $132.8 million in the third quarter of 2000 from $124.5 million for the comparable period of 1999. Selling, general and administrative expenses (SG&A), excluding depreciation and amortization, were $68.2 million, a 13 percent increase over the $60.4 million reported for the comparable period of 1999. Included in net income for the quarter were the following one-time items: a $0.9 million after-tax, or two cents per diluted share, extraordinary loss on the early retirement of debt, and a $1.5 million ($0.9 million after-tax), or two cents per diluted share, gain associated with the restructuring of interest rate swaps associated with the early retirement of debt.

     For the first nine months of 2000, Express Scripts reported a net loss of $28.9 million, or 74 cents per diluted share. These results include the one-time items for the third quarter and the $97.0 million non-cash after-tax write-down of the company's investment in PlanetRx.com, Inc. Excluding these one-time items, Express Scripts would have had net income of $68.1 million, or $1.75 per diluted share. Net income for the first nine months of 1999 was $31.0 million or 86 cents per diluted share. Excluding one-time charges for this period, net income would have been $43.9 million, or $1.21 per diluted share. Revenues grew 63 percent to $4.9 billion reflecting the conversion of historical Express Scripts and DPS clients to the company's retail pharmacy networks, higher utilization and drug costs, and increased membership.

Canadian Expansion

     The shareholders of Centre d'autorisation et de paiement des services de sante Inc. (CAPSS), a leading Quebec-based PBM has accepted an offer from ESI Canada, a wholly owned subsidiary of Express Scripts, to purchase CAPSS, subject to regulatory approval and satisfaction of certain other conditions. The purchase price is approximately $25 million (CAD, or $16.5 million in US$), and the transaction is expected to close by the end of the year.

     The move will add 1.5 million lives to ESI Canada's membership base. The transaction is not expected to be dilutive to earnings in 2001 and is expected to be slightly accretive in 2002.

Physician Connectivity Update

     Express Scripts' contracts with Allscripts, Inc. and Pocketscript, Inc. are providing wireless, handheld-prescribing systems to nearly 1,000 high-prescribing physicians on a test basis. These devices will provide point-of-care access to current formulary information. The company supports this technology because it believes that it will improve the accuracy and effectiveness of the prescribing process and ultimately improve the value the company offers its clients in managing the pharmacy benefit.

Non-PBM Revenues Continue Strong Growth

     Year-to-date non-PBM revenues were $65.6 million, a 40 percent increase over the same period last year, due primarily to the strong growth in Specialty Distribution Services (SDS). SDS provides customized distribution of specialty chronic medications from the manufacturer directly to patients or alternate sites. These medications are usually costly, injectable, infusable, or require special handling. SDS records only the administrative fee in revenue and does not assume any inventory risk.

     Bayer Direct selected Express Scripts as the exclusive service provider for Kogenate(R) FS, the next-generation hemophilia treatment. SDS will provide administrative, reimbursement, and pharmacy services for the delivery of the drug to thousands of patients throughout the U.S. Last year, Bayer Direct selected SDS as the exclusive service provider for the delivery of Prolastin(R), a special formulation used to treat a unique form of lung disease. The pipeline for new drugs that require specialty distribution is strong and SDS is well-positioned for additional success in the future.

     SDS also offers a Patient Assistance Program (PAP) on behalf of pharmaceutical manufacturers. The company receives a fee from the pharmaceutical manufacturers for administrative and pharmacy services for the delivery of certain drugs to doctors for their indigent patients. The pharmaceutical manufacturers do not charge these patients for the cost of the drugs.

     "Our growth in specialty distribution services demonstrates our commitment to this expanding market and contribution in making drugs as accessible and affordable as possible," said Toan.

     Express Scripts,  Inc. is one of the largest  pharmacy  benefit  management
(PBM) companies in North America. Through facilities in seven states and Canada, the company serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

     Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services (which include development of data warehouses to combine medical claims and prescription drug claims, disease management support services and outcome assessments through the company's Health Management Services division and Practice Patterns Science, Inc. subsidiary), and informed decision counseling services through its Express Health Line SM division. The company also provides non-PBM services, including infusion therapy services through its Express Scripts Infusion Services subsidiary and distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
(i) continued pressure on margins resulting from client demands for enhanced service offerings and higher service levels; (ii) competition, including price competition, competition in the bidding and proposal process and our ability to consummate contract negotiations with prospective clients; (iii) adverse results in regulatory matters, the adoption of adverse legislation or regulations (including Federal legislation that may impact the price of pharmaceuticals), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations; (iv) the possible termination of contracts with key clients or providers; (v) the possible loss of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers; (vi) adverse results in litigation; (vii) risks associated with our leverage and debt service obligations; (viii) risks associated with our ability to continue to develop new products, services and delivery channels including Internet-based service delivery; (ix) developments in the health care industry generally, including the impact of increases in health care costs, changes in drug utilization patterns and introductions of new drugs; (x) risks associated with our ability to satisfy the conditions necessary to consummate the CAPPS transaction; (xi) risks associated with our ability to maintain internal growth rates; (xii) other risks described from time to time in our filings with the SEC.

FINANCIAL TABLES FOLLOW

                              EXPRESS SCRIPTS, INC.
                        Unaudited Statement of Operations
                      (in thousands, except per share data)


                                                                    Three Months Ended                      Nine Months Ended
                                                                 September 30,                           September 30,
                                                           2000                1999                 2000                1999
                                                      ----------------    ----------------     ----------------     --------------
Revenues:
   Revenues                                             $ 1,732,151         $ 1,083,496          $ 4,854,942          $ 2,979,332
   Other revenues                                             4,338                   -               10,423                    -
                                                      ----------------    ----------------     ----------------     --------------
                                                          1,736,489           1,083,496            4,865,365            2,979,332
Cost and expenses:
   Cost of revenues (1)                                   1,603,650             958,987            4,462,677            2,652,623
   Selling, general and administrative (2)                   82,687              78,761              253,479              207,098
   Non-recurring                                                  -                   -                    -                9,400
                                                      ----------------    ----------------     ----------------     --------------
                                                          1,686,337           1,037,748            4,716,156            2,869,121
                                                      ----------------    ----------------     ----------------     --------------
Operating income                                             50,152              45,748              149,209              110,211
                                                      ----------------    ----------------     ----------------     --------------
Other income (expense):
   Write-down of marketable securities                            -                   -             (155,500)                   -
   Interest income                                            2,774               1,065                6,201                3,902
   Interest expense (3)                                     (10,861)            (15,794)             (38,245)             (45,247)
                                                      ----------------    ----------------     ----------------     --------------
                                                             (8,087)            (14,729)            (187,544)             (41,345)
                                                      ----------------    ----------------     ----------------     --------------
Income (loss) before income taxes                            42,065              31,019              (38,335)              68,866
Provision for (benefit) income taxes                         17,292              13,471              (10,363)              30,757
                                                      ----------------    ----------------     ----------------     --------------
Income (loss) before extraordinary item                      24,773              17,548              (27,972)              38,109
Extraordinary item, net of taxes                               (898)               (553)                (898)              (7,150)
                                                      ----------------    ----------------     ----------------     --------------
Net (loss) income                                       $    23,875         $    16,995          $   (28,870)         $    30,959
                                                      ================    ================     ================     ==============

Basic earnings (loss) per share:
   Before extraordinary item                            $      0.64         $      0.46          $     (0.74)         $      1.08
   Extraordinary item                                         (0.02)              (0.02)               (0.02)               (0.20)
                                                      ----------------    ----------------     ----------------     --------------
   Net  income (loss)                                   $      0.62         $      0.44          $     (0.76)         $      0.88
                                                      ================    ================     ================     ==============
Weighted average number of common shares
   outstanding during the period - Basic                     38,331              38,480               38,163               35,274
                                                      ================    ================     ================     ==============

Diluted earnings (loss) per share
   Before extraordinary item                            $      0.63         $      0.45          $     (0.72)         $      1.06
   Extraordinary item                                         (0.02)              (0.02)               (0.02)               (0.20)
                                                      ----------------    ----------------     ----------------     --------------
   Net income (loss)                                   $       0.61         $      0.43          $     (0.74)         $      0.86
                                                      ================    ================     ================     ==============
Weighted average number of common shares
   outstanding during the period - Diluted                   39,290              39,354               38,920               36,148
                                                      ================    ================     ================     ==============

EBITDA (4)                                             $     67,307         $    66,202          $   208,839          $   159,726
                                                      ================    ================     ================     ==============


SEE NOTES TO UNAUDITED STATEMENT OF OPERATIONS



                                                 EXPRESS SCRIPTS, INC.
                                                Unaudited Balance Sheet
                                                    (in thousands )

                                                                 September 30,         December 31,
                                                                      2000                 1999
                                                                -----------------     ----------------
Assets
Current assets:
   Cash and cash equivalents                                      $    22,182           $   132,630
   Receivables, net                                                   768,110               783,086
   Inventories                                                         71,141               113,248
   Other current assets                                                26,227                37,391
                                                                -----------------     ----------------
        Total current assets                                          887,660             1,066,355
Investment in marketable securities                                     4,493               150,365
Property and equipment, net                                           122,494                97,573
Goodwill, net                                                         975,855               982,496
Other intangible assets, net                                          159,314               183,420
Other assets                                                            6,912                 7,102
                                                                -----------------     ----------------
        Total assets                                              $ 2,156,728           $ 2,487,311
                                                                =================     ================
Liabilities and Stockholders' Equity
Current liabilities:
   Claims and rebates payable                                     $   798,087           $   850,630
   Other current liabilities                                          224,397               249,728
                                                                -----------------     ----------------
        Total current liabilities                                   1,022,484             1,100,358
Long-term debt                                                        426,523               635,873
Other liabilities                                                      39,544                51,598
                                                                -----------------     ----------------
        Total liabilities                                           1,488,551             1,787,829
                                                                -----------------     ----------------

Total stockholders' equity                                            668,177               699,482
                                                                -----------------     ----------------
Total liabilities and stockholders' equity                        $ 2,156,728           $ 2,487,311
                                                                =================     ================


                                                 EXPRESS SCRIPTS, INC.
                                    Unaudited Consolidated Statement of Cash Flows
                                                    (in thousands)
                                                                             Nine Months Ended
                                                                                September 30,
                                                                         2000                 1999
                                                                    ----------------     ----------------
Cash flows from operating activities:
   Net (loss) income                                                  $   (28,870)         $    30,959

   Adjustment to reconcile net (loss) income
        to net cash provided
        by operating activities:
        Depreciation and amortization                                      62,810               50,756
        Loss on write-down of marketable securities,
          net of taxes of $58,468                                          97,032                    -
        Other                                                              26,197                6,902
                                                                    ----------------     ----------------
Net cash provided by operating activities                                 157,169               88,617
                                                                    ----------------     ----------------

Cash flows from investing and financing activities:
   Purchases of property and equipment                                    (38,145)             (25,924)
   Acquisition                                                                  -             (718,416)
   Proceeds from long-term debt                                                 -            1,288,815
   Repayment of long-term debt                                           (210,069)            (975,000)
   Issuance of Class A Common Stock                                             -              299,381
   Repurchase of Class A Common Stock                                     (30,247)                   -
   Other, net                                                              10,844              (19,608)
                                                                    ----------------     ----------------
Net cash (used in) investing and financing activities                    (267,617)            (150,752)
                                                                    ----------------     ----------------

Net (decrease) in cash and cash equivalents                              (110,448)             (62,135)
Cash and cash equivalents at beginning of period                          132,630              122,589
                                                                    ----------------     ----------------
Cash and cash equivalents at end of period                            $    22,182          $    60,454
                                                                    ================     ================


                              EXPRESS SCRIPTS, INC.

                         Unaudited Operating Statistics
        (in thousands, except per claim, per member and percentage data)

                                    Three months ended                          Nine months ended
                                         September 30,                              September 30,
                           ----------------------------------------    -------------------------------------------
                             2000               1999      % Var              2000             1999      % Var.
                           -----------   -----------    ----------     --------------    ------------   ----------
Drug Spending
Drug spend, excl. UHC      $ 2,735,701   $ 2,321,556      17.8%         $  8,198,873     $  6,074,795    35.0%
UHC                            595,884       776,968     -23.3%            2,596,822        1,555,736    66.9%
                           -----------   -----------                    ------------     ------------
   Total                   $ 3,331,585   $ 3,098,524       7.5%         $ 10,795,695     $  7,630,531    41.5%
                           ===========   ===========                    ============     ============
Revenue Detail
PBM revenues (1)           $ 1,715,008   $ 1,066,519      60.8% (2)     $  4,799,768     $  2,932,422    63.7% (2)
Non-PBM revenues                21,481        16,977      26.5% (3)           65,597           46,910    39.8% (3)
                           -----------   -----------                    ------------     ------------
Total revenues             $ 1,736,489   $ 1,083,496      60.3%         $  4,865,365     $  2,979,332    63.3%
                           ===========   ===========                    ============     ============

Per Claim
Network revenue/claim      $     17.15   $      9.84      74.4% (2)     $      15.04     $      11.24    33.7% (2)
Mail revenue/claim         $    116.62   $    107.77       8.2%         $     114.24     $     105.18     8.6%

Claims Detail
Network, excl. UHC              57,855        55,846       3.6%              175,350          147,806    18.6%
Mail                             3,906         2,845      37.3%               11,122            7,428    49.7%
                           -----------   -----------                     -----------      -----------
Total claims, excl. UHC         61,761        58,691       5.2%              186,472          155,234    20.1%
UHC Claims                      14,452        20,244     -28.6%               56,180           40,798    37.7%
                           -----------   -----------                     -----------      -----------
Total claims                    76,213        78,935      -3.4%              242,652          196,032    23.8%
                           ===========   ===========                     ===========      ===========
Adjusted claims (4)             84,025        84,625      -0.7%              264,896          210,888    25.6%
                           ===========   ===========                     ===========      ===========

Membership Detail (5)
Members, excl. UHC              41,500        37,500      10.7%
UHC members                        500         9,500     -94.7%
                            ----------   -----------
Total members, incl UHC         42,000        47,000     -10.6%
                            ==========   ===========
Avg. members, incl UHC          45,400        46,500      -2.4%               46,267           38,667    19.7%
                            ==========   ===========                      ==========       ==========

Per avg. member (6)
Drug spend                 $     73.38   $     66.63      10.1%          $    233.33     $     197.34    18.2%
Gross profit               $      2.93   $      2.68       9.3% (7)      $      8.70     $       8.45     3.0%
EBITDA                     $      1.48   $      1.42       4.7% (7)      $      4.51     $       4.13     9.3%

Margin Analysis
Gross profit margin                7.6%         11.5%    -33.4% (8)             8.3%             11.0%   24.5% (8)
EBITDA margin                      3.9%          6.1%    -33.6% (8)             4.3%              5.4%  -19.9% (8)

Per Adjusted Claim
Drug Spend                 $     39.65   $      36.61      8.3%           $    40.75     $      36.18    12.6%
Gross profit               $      1.58   $       1.47      7.5% (7)       $     1.52     $       1.55    -1.9% (9)
EBITDA                     $      0.80   $       0.78      2.4% (7)       $     0.79     $       0.76     4.1% (9)





                              Express Scripts, Inc.

                                      NOTES
                                 (in thousands)
[FN]

Unaudited Statement of Operations

     (1) Includes depreciation and amortization expense of $2,675, $2,060, $7,754, and $6,541, respectively.

     (2) Includes depreciation and amortization expense of $14,480, $18,394, $51,876, and $42,974, respectively.

     (3) The decrease in interest expense reflects the $1.5 million pre-tax gain on the restructuring of interest rate swaps associated with the early retirement of debt.

(4) EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance or an alternative to cash flow as a measure of liquidity. In addition, our definition of EBITDA may not be comparable to that reported by other companies.

[FN]

Unaudited Operating Statistics

     (1) Our PBM revenues generally include administrative fees, dispensing fees and ingredient costs of pharmaceuticals dispensed from retail pharmacies included in our of our networks or from one of our mail pharmacies, and the associated costs are recorded in cost of revenues (the Gross Basis). Where we only administer the contracts between our clients and the client's retail pharmacy networks we record as revenues only the administrative fee we received from our activities (the Net Basis).

     (2) This increase primarily reflects the transfer of clients to pharmacy networks managed by us (gross method--see footnote 1).

     (3) This increase primarily reflects additional volume in Specialty Distribution Services as a result of a new contract that took effect during the fourth quarter of 1999.

     (4) Adjusted claims represent network claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day scripts and network claims are generally 30 day scripts.

     (5) Represents members as of October 1, 2000 and 1999, respectively.

     (6) Calculated based on average members.

     (7) Reflects the success in cross-selling additional services to our existing membership.

     (8) Margin analysis is not indicative of profitability-margins are greatly impacted by the transfer of clients to pharmacy networks managed by us (gross basis) from clients' networks (net basis). When we process claims for a client's pharmacy network, all we record as revenue is an administrative fee (net basis). When a client is transferred to one of our networks, we charge the administrative fee and a fee for managing the pharmacy network. In addition, we gross up revenues and cost of revenues to include the ingredient cost (gross basis). Thus, while the margin percentage appears to decline because revenues are grossed up for the ingredient cost, our actual profit per claim and net income improves due to the fee we receive for managing the pharmacy network.

     (9) The gross profit per claim is impacted by the April 1, 1999 acquisition of DPS. DPS did not offer network management, mail service, and certain other services resulting in a lower gross profit per claim. Our goal is to continue cross-selling additional services to the DPS book of business. The impact of cross-selling can be seen in the third quarter, which has resulted in an improvement in profitability per claim. The impact on gross profit per claim for the year-to-date period was more than offset by improved operating efficiencies which resulted in an improvement in EBITDA per claim.



                              EXPRESS SCRIPTS, INC.

                             Selected Ratio Analysis
                            As of September 30, 2000

Debt to EBITA ratio (1)                                              1.7x
Interest coverage ratio (1)                                          4.9x
Debt to enterprise value                                            13.3%
Debt to capitalization                                              39.0%
Operating cash flow per share (1)(2)                                 7.3x

[FN]

(1)   Uses financial information for the twelve months ended September 30, 2000

(2)   Represents operating cash flow divided by 38,523,000 shares outstanding



Days Sales Outstanding (DS0)

                                             Nine Months Ended September 30,
(in thousands)                                 2000                   1999
-------------------------------------------------------------------------------

Total revenues                         $    4,865,365         $    2,979,332
Client/pharmacy pass through (1)            2,345,060              2,387,485
                                      ----------------       ----------------
Total                                  $    7,210,425         $    5,366,817
                                      ================       ================

Average monthly gross receivables      $      820,072         $      558,078
                                      ================       ================

DSO (in days)                                    31.2                   28.4
                                      ================       ================
[FN]

(1) For clients that have their own pharmacy network, we record only an administrative fee in revenue (Net Basis). The client/pharmacy pass through reflects the amounts paid to the pharmacies that are not included in revenue, but are recorded as both an Accounts Receivable and Accounts Payable on our books.